Exhibit 99.1

Convey Health Solutions Announces Closing of Initial Public Offering

FORT LAUDERDALE, Fla., June 18, 2021 /PRNewswire/ -- Convey Holding Parent, Inc. (“Convey Health” or the “Company”), a leading healthcare technology and services company, today announced the closing of its initial public offering of 13,333,334 shares of its common stock at a public offering price of $14.00 per share. In the offering, the Company sold 11,666,667 shares and a selling stockholder sold 1,666,667 shares. The underwriters have a 30-day option to purchase up to an additional 2,000,000 shares of common stock from the selling stockholder at the initial public offering price, less underwriting discounts and commissions. Convey Health’s common stock is listed on the New York Stock Exchange under the ticker symbol “CNVY.”

BofA Securities, Goldman Sachs & Co. LLC and J.P. Morgan acted as lead book-runners and representatives of the underwriters for the offering, and Barclays acted as a joint book-runner. TPG Capital BD, LLC and Truist Securities also acted as joint book-runners for the offering, and Canaccord Genuity acted as joint lead manager. AmeriVet Securities and Siebert Williams Shank acted as co-managers for the offering.

The offering was made only by means of a prospectus. A copy of the final prospectus related to the offering may be obtained from: BofA Securities, Attention: Prospectus Department, NC1-004-03-43, 200 North College Street, 3rd floor, Charlotte, North Carolina 28255-0001, by telephone: 1-800-292-1322 or by email: dg.prospectus_requests@bofa.com; Goldman Sachs & Co. LLC, Attention: Prospectus Department, 200 West Street, New York, New York 10282, by telephone: 1-866-471-2526, by facsimile: 212-902-9316 or by email: prospectus-ny@ny.email.gs.com; or J.P. Morgan Securities LLC, c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, New York 11717, by telephone: 1-212-834-4533 or by email: prospectus-eq_fi@jpmchase.com.

A registration statement on Form S-1 relating to the sale of these securities was declared effective by the Securities and Exchange Commission on June 15, 2021.

This press release does not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Convey Health

Convey Health is a specialized healthcare technology and services company that is committed to providing clients with healthcare-specific, compliant member support solutions utilizing technology, engagement, and analytics. Convey Health's administrative solutions for government-sponsored health plans help to optimize member interactions, ensure compliance, and support end-to-end Medicare processes. By combining its purpose-built technology platforms with dedicated and flexible business process solutions, Convey Health creates better business results and better healthcare consumer experiences on behalf of business customers and partners. Convey Health's clients include some of the nation's leading health insurance plans and pharmacy benefit management firms. Convey Health's healthcare-focused teams help millions of Americans navigate the complex Medicare Advantage and Part D landscape.

Media Contact

Tom Pelegrin

Senior Vice President & Chief Revenue Officer

tpelegrin@conveyhs.com

SOURCE Convey Health Solutions